EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 20, 2006, accompanying the consolidated financial statements and management’s report on internal control over financial reporting included in the Annual Report on Form 10-K of MetaSolv, Inc., for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the following Registration Statements of MetaSolv, Inc.:

Form Type	Registration Number
Form S-8	333-112685
Form S-8	333-112684
Form S-8	333-103740
Form S-8	333-103742
Form S-8	333-83730
Form S-8	333-83732
Form S-8	333-91435
Form S-8	333-91233
Form S-8 POS	333-91435
Form S-8 POS	333-91233
Form S-8	333-129586

/s/ GRANT THORNTON LLP

Dallas, Texas

February 20, 2006